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                                                                 EXHIBIT 10.16.2

                            EMERGENCE BONUS AGREEMENT

     This Emergence Bonus Agreement, effective as of February 17, 2005, is entered into between David Davis ("Executive") and Cricket Communications, Inc. ("Cricket).

Recitals

     A. On April 13, 2003, Cricket, Leap Wireless International, Inc. ("Leap"), and substantially all of their respective subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.

     B. Cricket, Leap and their respective debtor subsidiaries emerged from bankruptcy on August 16, 2004 when the Amended and Restated Joint Plan of Reorganization of Leap, Cricket and other debtors party thereto became effective.

     C. Executive served as an executive officer of Leap and Cricket for all or substantially all of the time that these two corporations were in bankruptcy.

     D. To help assure its continued operations and the retention of its employees during its financial restructuring, Cricket instituted various retention and bonus compensation programs in 2003 and 2004, including a program referred to as the Key Employee Retention Program ("KERP") which provided employees who were selected to participate in the program with bonus payments in October 2004 and February 2005. No executive officer of Leap or Cricket participated in the KERP.

     E. In recognition of the services that Executive rendered to Leap and Cricket, including the services that Executive rendered to Leap and Cricket during the pendency of these corporations' bankruptcies, the Compensation Committee of the Board of Directors of Leap authorized the payment of a cash emergence bonus to Executive. For good and valuable consideration, the receipt of which is hereby acknowledged, Cricket has agreed to pay to Executive the portion of such bonus that remains to be paid as set forth below.

Agreement

     1. Cricket shall pay Executive a bonus in an amount equal to $87,500 on (or promptly after) the earliest to occur of the following events:

          (a) September 30, 2005, provided Executive is still employed by Cricket on such date;

          (b) the date on which Executive ceases to be employed by Cricket, unless such cessation of employment occurs as a result of a termination for Cause.

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As used in this agreement, the terms "Cause" shall have the meaning ascribed to such term in the standard form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement filed as Exhibit 10.2 to Leap's Current Report on From 8-K, filed with the Securities and Exchange Commission on January 5, 2005.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

EXECUTIVE                               CRICKET COMMUNICATIONS, INC.


                                       By:
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                                        Name: S.D. Hutcheson
                                        Title: President, CFO